Exhibit 99.1

Contact:	Ben Armstrong	FOR IMMEDIATE RELEASE
PECO
2301 Market Street, S14-1
Philadelphia, PA 19103
215-841-5555
benjamin.armstrong@exeloncorp.com

Settlement Reached in Electric Delivery Rate Request

PECO customers to benefit from robust system investments, enhanced customer service options and continued support for low-income programs

PHILADELPHIA (September 10, 2015) – PECO today filed a settlement petition with the Pennsylvania Public Utility Commission (PUC) announcing that agreements have been reached with all interested groups on changes to electric delivery rates beginning January 1, 2016.

“With this funding we will continue to ensure safe and reliable electric service and develop new helpful programs and services for our customers,” said Craig Adams, PECO president and CEO. “We appreciate the hard work and cooperation of all involved as we worked together on this necessary increase.”

Based on this settlement, overall energy delivery rates would increase less than 4 percent beginning January 1, 2016. Specifically, the total monthly bill for a typical residential electric customer using about 700 kilowatt hours of electricity would increase $4.17. Bills for a typical small business customer would increase by about $17.02 per month, and monthly bills for a typical large customer would increase by $432.32. The settlement and rate request must be approved by the PUC.

The settlement reflects a $127 million overall increase in electric delivery rates, allowing PECO to continue to invest in ongoing system work, including replacing equipment and upgrading infrastructure. The increase also will allow the company to enhance customer service options and provide support for low-income customers.

PECO is committed to helping customers offset the impact of this increase by continuing to offer programs that help save energy and money. By participating in PECO Smart Ideas, the company’s suite of energy efficiency programs, customers can save:

•	Up to 20 percent on their energy bills by taking advantage of PECO Smart House Call. PECO will send an energy advisor to your home, provide a personal energy assessment and offer energy-efficient upgrades on the spot.

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Up to $150 a year by getting rid of extra working refrigerators and freezers. With PECO Smart Appliance Recycling we will pick up older working refrigerators and freezers, recycle them, and pay customers $50.

•	Up to 25 percent of the energy used for lighting by purchasing deeply discounted LED and CFL lights at hundreds of local stores through PECO Smart Lighting Discounts.

•	7 percent on the electricity they use by purchasing their electricity from any of the competitive electric generation suppliers participating in PECO Smart Energy Choice.

To find more ways to save energy and money visit peco.com/SmartIdeas.

PECO also offers payment options, like budget billing, to help customers manage their monthly electricity bills. Budget billing makes short-term fluctuation in monthly bills much easier to handle by dividing annual energy costs evenly throughout the year.

Many programs also are available to help low-income customers who are struggling to pay their energy bills. Through our Universal Services programs, we assist more than 150,000 low-income customers each year with reduced rates, free energy-efficiency improvements and Low Income Home Energy Assistance Program (LIHEAP) funding. To learn more about these programs visit peco.com/help.

To learn more about our filings visit peco.com/rates or call 1-800-494-4000.

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Based in Philadelphia, PECO is an electric and natural gas utility subsidiary of Exelon Corporation (NYSE: EXC). PECO serves 1.6 million electric and more than 506,000 natural gas customers in southeastern Pennsylvania and employs about 2,400 people in the region. PECO delivered 89.9 billion cubic feet of natural gas and 37.5 billion kilowatt-hours of electricity in 2014. Founded in 1881, PECO is one of the Greater Philadelphia Region’s most active corporate citizens, providing leadership, volunteer and financial support to numerous arts and culture, education, environmental, economic development and community programs and organizations. For more information visit PECO.com, and connect with the company on Facebook and Twitter.

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